                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2)
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                             VENUS EXPLORATION, INC.
                (Name of Registrant as Specified in Its Charter)

                             VENUS EXPLORATION, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:

          --------------------------------------------------------------------

       2) Aggregate number of securities to which transaction applies:

          --------------------------------------------------------------------

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          --------------------------------------------------------------------

       4) Proposed maximum aggregate value of transaction:

          --------------------------------------------------------------------

       5) Total Fee Paid:

          --------------------------------------------------------------------

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Amount Previously Paid:
                                 ---------------------------------------------
       2) Form Schedule or Registration Statement No.:
                                                      ------------------------
       3) Filing Party:
                       -------------------------------------------------------
       4) Date Filed:
                     ---------------------------------------------------------

                             VENUS EXPLORATION, INC.
                         1250 N.E. LOOP 410, 10TH FLOOR
                            SAN ANTONIO, TEXAS 78209
                                 (210) 930-4900



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 31, 1999


                                   ----------

TO THE STOCKHOLDERS OF VENUS EXPLORATION, INC.


         NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of VENUS EXPLORATION, INC., will be held at 1250 NE Loop 410, Suite 1000, San Antonio, Texas, on December 31, 1999, at 10 a.m., Central Time, for the following purposes:


         1. To elect eight (8) directors to serve until the next annual meeting of stockholders;

         2. To ratify the appointment of KPMG LLP as Venus Exploration's independent certified public accountants for the fiscal year ending December 31, 1999;

         3. To ratify the possible issuance, upon conversion of a Convertible Promissory Note issued to EXCO Resources, Inc., of up to 10,133,333 shares of common stock; and

         4. To transact such other business as may properly come before the 1999 annual meeting.

         Only stockholders of record at the close of business on November 29, 1999, will be entitled to notice of and to vote at the 1999 annual meeting or any adjournment(s) thereof. For a period of at least ten (10) days prior to the 1999 annual meeting, a complete list of stockholders entitled to vote at the meeting will be open to examination by any stockholder during ordinary business hours at the offices of Venus Exploration, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209.

         Information concerning the matters to be acted upon at the 1999 annual meeting is set forth in the accompanying proxy statement.

         A proxy card is enclosed in the envelope in which these materials were mailed to you. Please fill in, date and sign the proxy card, and return it promptly in the enclosed postage-paid return envelope. If you attend the 1999 annual meeting, you may withdraw your proxy at that time and vote in person.

         A copy of the Annual Report to Stockholders for the fiscal year ended December 31, 1998, is enclosed.

                                       By Order of the Board of Directors




San Antonio, Texas                     John H. Sowell, III,
December 20, 1999                      Secretary



PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY SO THAT YOUR VOTE MAY BE RECORDED AT THE ANNUAL MEETING IF YOU DO NOT ATTEND PERSONALLY. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

                             VENUS EXPLORATION, INC.
                         1250 N.E. LOOP 410, 10TH FLOOR
                            SAN ANTONIO, TEXAS 78209
                                 (210) 930-4900


                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 31, 1999




         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Venus Exploration, Inc., a Delaware corporation, to be voted at the 1999 Annual Meeting of Stockholders of Venus Exploration to be held at 1250 NE Loop 410, Suite 1000, San Antonio, Texas, on December 31, 1999, at 10 a.m., Central Time, and at any adjournments thereof.


         The 1999 annual meeting is being held for the following purposes:

         1. To elect eight (8) directors to serve until the next annual meeting of stockholders;

         2. To ratify the appointment of KPMG LLP as Venus Exploration's independent certified public accountants for the fiscal year ending December 31, 1999;

         3. To ratify the possible issuance, upon conversion of a Convertible Promissory Note (the "EXCO Note") issued to EXCO Resources, Inc., of up to 10,133,333 shares of common stock; and

         4. To transact such other business as may properly come before the 1999 annual meeting.


         The mailing address of the principal offices of Venus Exploration is 1250 N.E. Loop 410, 10th Floor, San Antonio, Texas 78209. The approximate date on which this proxy statement and form of proxy are first being sent or given to stockholders is December 20, 1999.


VOTING AT THE MEETING

         Only holders of record of Venus Exploration's common stock, par value $.01 per share, outstanding at the close of business on November 29, 1999, the record date for the 1999 annual meeting, are entitled to notice of and to vote at the 1999 annual meeting and at any adjournment(s) thereof. As of the close of business on the record date, 11,055,285 shares of common stock were outstanding and entitled to vote at the 1999 annual meeting. Unless otherwise indicated, all references herein to percentages of outstanding shares of common stock are based on such number of shares outstanding on the record date. Each share of common stock is entitled to one (1) vote. Stockholders do not have the right to cumulate their votes for directors.

         A Quorum is Required to Transact Business

         The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. For purposes of determining the presence of a quorum and of determining the number of votes necessary to take stockholder action, as discussed below, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote, and they count toward the quorum.

         Voting Requirements for Each Proposal

         Brokers holding shares of record for customers generally are not entitled to vote on matters unless they receive voting instructions from their customers. As used herein, "uninstructed shares" means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified Venus Exploration on a proxy form in accordance with industry practice or has otherwise advised Venus Exploration that the broker lacks voting authority. As used herein, "broker non-votes" means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers' instructions.

         Election of Directors. Directors are elected by a plurality vote, and the eight (8) nominees who receive the most votes will be elected. In the election of directors, votes may be cast in favor of or withheld with respect to each nominee. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

         Ratification of Auditors. To be adopted, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy at the annual meeting and entitled to vote. Uninstructed shares are entitled to vote on this matter. Therefore, abstentions and broker non-votes have the effect of negative votes.

         Ratification of Share Issuance. To be adopted, the ratification of the possible issuance of shares under the EXCO Note must receive the affirmative vote of the majority of the shares present in person or by proxy at the annual meeting and entitled to vote. Uninstructed shares are not entitled to vote on this matter. Therefore, broker non-votes do not affect the outcome. Abstentions have the effect of negative votes.

         How to Vote Your Shares

         Your proxy will be valid only if you sign, date and return it before the 1999 annual meeting. If you complete all of the proxy card except the voting instructions, then the designated proxies will vote your shares "for" the election of the nominated directors and "for " the other two proposals. If any nominee for election to the Board is unable to serve, which is not anticipated, or if any other matters properly come before the meeting, the designated proxies will vote your shares in accordance with their best judgment. Venus Exploration does not know of any matters, other than those described in the Notice of Annual Meeting of Stockholders, that will come before the 1999 annual meeting.

         If the 1999 annual meeting is postponed or adjourned for any reason, at any subsequent reconvening of the 1999 annual meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the 1999 annual meeting (except for proxies that have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

         A stockholder of Venus Exploration who executes and returns a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by:

         o executing a later dated proxy relating to the same shares and by delivering it to the corporate secretary of Venus Exploration prior to the vote at the 1999 annual meeting,

         o giving written notice of the revocation to the secretary of Venus Exploration prior to the vote at the 1999 annual meeting, or

         o appearing in person at the meeting and voting in person the shares to which the proxy relates.

All written notices of revocation and other communications relating to the revocation of proxies should be addressed as follows: Venus Exploration, Inc., 1250 N.E. Loop 410, 10th Floor, San Antonio, Texas 78209, Attention: John H. Sowell, III, Secretary.

PROXY SOLICITATION EXPENSES

         Venus Exploration will bear the cost of soliciting its proxies, including the expenses of distributing its proxy materials. In addition to the use of the mail, proxies may be solicited by personal interview, telephone or telegram by directors, officers, employees and agents of Venus Exploration who will receive no additional compensation for doing so. Venus Exploration will reimburse brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of the common stock held by them as stockholders of record.

                             OWNERSHIP OF SECURITIES

         The following table sets forth the information as of August 1, 1999, regarding the shares of common stock owned, and shares of common stock issuable upon exercise or conversion of outstanding options, warrants or convertible securities that can be exercised or converted by their terms on or before November 1, 1999, by (a) each person, including any group, who is known by management to be the beneficial owner of more than 5% of the common stock as of such date, (b) each director and director nominee, (c) Venus Exploration's executive officers, and (d) all directors and executive officers as a group based upon shares of common stock outstanding on such date.

                                                              AMOUNT & NATURE OF
DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS                  BENEFICIAL OWNERSHIP(1)       PERCENT OF CLASS
------------------------------------------                  -----------------------       ----------------
Eugene L. Ames, Jr.................................               1,971,179(2)                  14.45%
John Y. Ames.......................................                 510,563(3)                   3.74%
Eugene L. Ames, III................................                 346,989(4)                   2.54%
J. C. Anderson.....................................                  16,194                      *
Martin A. Bell.....................................                  54,981(5)                   *
Patrick A. Garcia..................................                 176,505(6)                   1.29%
James W. Gorman....................................                 304,476(7)                   2.23%
Michael E. Little..................................                 222,723(8)                   1.63%
Jere W. McKenny....................................                  57,180(9)                   *
John H. Pinkerton..................................                  13,481(10)                  *
Directors and Executive Officers as a group
 (10 persons)......................................               3,674,271                     26.94%

                                                              AMOUNT & NATURE OF
NAME AND ADDRESS OF FIVE PERCENT SHAREHOLDERS               BENEFICIAL OWNERSHIP(1)       PERCENT OF CLASS
------------------------------------------                  -----------------------       ----------------
Eugene L. Ames, Jr.
1250 N.E. Loop 410, Suite 1000
San Antonio, TX  78209.............................               1,971,179(2)                  14.45%

J. Morton Davis
44 Wall Street
New York, NY  10005................................               1,549,139(5)                  11.36%

Range Resources Corporation
500 Throckmorton Street
Fort Worth, TX  76102..............................               2,326,532(10)                  17.06%

Stratum Group Energy Partners, LP
1330 Sixth Avenue, 33rd Floor
New York, NY  10019................................               1,100,000                       8.07%

----------
*    Less than one percent (1%).

(1) All persons named have sole voting and investment power, except as otherwise noted.

(2)  Includes (a) 267,178 shares and 79,697 exercisable options owned by Eugene
     L. Ames, Jr.; (b) 1,140,086 shares and 56,548 exercisable options owned by Ellen R.Y. Ames, the spouse of Eugene L. Ames, Jr.; and (c) 407,924 shares and 19,746 exercisable options owned by Venus Oil Company, which is controlled by Mr. and Mrs. Eugene L. Ames, Jr. Ellen R.Y. Ames may be deemed to own 1,196,634 shares, or 8.77% of the common stock. This does not include 26,667 unvested options owned by Eugene L. Ames, Jr., granted under the 1997 Incentive Plan. See "Stockholders Agreement" below for certain information regarding the voting of these shares.

(3) Includes exercisable options to purchase 50,466 shares. This does not include unvested options to purchase 13,333 shares of common stock granted under the 1997 Incentive Plan. See "Stockholders Agreement" below for certain information regarding the voting of these shares.

(4) Includes exercisable options to purchase 34,616 shares. This does not include unvested options to purchase 8,000 shares of common stock granted under the 1997 Incentive Plan. See "Stockholders Agreement" below for certain information regarding the voting of these shares.

(5) Includes 40,000 exercisable options. The data with respect to Mr. Bell excludes shares owned by D.H. Blair Investment Banking Corp., by which Mr. Bell is employed, as beneficial ownership of such shares is disclaimed by Mr. Bell. The Chairman and owner of D.H. Blair is J. Morton Davis, who is deemed to own 1,549,139 shares, including 500,000 exercisable options. See "Stockholders Agreement" below for certain information regarding the voting of these shares.

(6) Includes exercisable options to purchase 27,155 shares. This does not include unvested options to purchase 8,000 shares of common stock granted under the 1997 Incentive Plan. See "Stockholders Agreement" below for certain information regarding the voting of these shares.

(7) Includes exercisable options to purchase 9,225 shares. See "Stockholders Agreement" below for certain information regarding the voting of these shares. Includes 86,956 shares of common stock issuable upon conversion of that certain 7.0% Convertible Subordinated Note held by Mr. Gorman. See "Certain Relationships and Related Party Transactions" for a summary of the terms of this note.

(8) Includes 217,391 shares of common stock issuable upon conversion of that certain 7.0% Convertible Subordinated Note held by Mr. Little. See "Certain Relationships and Related Party Transactions" for a summary of the terms of this note.

(9) Includes exercisable options to purchase 1,995 shares. See "Stockholders Agreement" below for certain information regarding the voting of these shares.

(10) The data with respect to Mr. Pinkerton does not reflect the 2,326,532 shares, including 192,353 exercisable options, that are beneficially owned by Range Resources Corporation, of which Mr. Pinkerton is President. Mr. Pinkerton disclaims beneficial ownership of such shares. The data with respect to Range Resources Corporation does not reflect the shares reported by Mr. Pinkerton, individually. See "Stockholders Agreement" below for certain information regarding the voting of these shares.


                             STOCKHOLDERS AGREEMENT

         A Stockholders Agreement (the "Stockholders Agreement") was entered into effective May 27, 1997 among former stockholders of The New Venus Exploration, Inc. (a predecessor to Venus Exploration), including Messrs. Eugene
L. Ames, Jr., John Y. Ames, Eugene L. Ames, III, Patrick A. Garcia, James W. Gorman, Jere W. McKenny, other members of the Ames family and other former New Venus stockholders (collectively, the "Ames Group," which owns beneficially 3,988,042 shares of Venus Exploration's common stock); D. H. Blair Investment Banking Corp., Rivkalex Corp., Rosalind Davidowitz and Parliament Hill Corporation (collectively, the "Blair Group," which owns beneficially 1,549,139 shares); and Range Resources Corporation ("Range Resources"), formerly known as Lomak Petroleum, Inc. The Stockholders Agreement provides that, in the 1999 election of directors of Venus Exploration, the Ames Group, the Blair Group and Range Resources will vote their shares for the four (4) nominees designated by the Ames Group and the one (1) nominee designated by Range Resources. The Stockholders Agreement also provides for certain rights of first refusal and rights of participation between the Ames Group and Range Resources in the event of a proposed sale of shares by either. The Stockholders Agreement has a term expiring on May 27, 2000, but terminates earlier as to any party in the event that such party's beneficial ownership of Venus Exploration's shares falls below 250,000 shares. See "Ownership of Securities."


                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

GENERAL

         At a meeting of the Board of Directors held in the second quarter of 1999, Venus Exploration's Bylaws were amended to increase the board size to eight (8) directors. Mr. Michael E. Little was elected to fill that new position. Mr. Little was elected to the Board of Directors contemporaneously with his loan to Venus Exploration of $250,000. See "Certain Relationships and Related Party Transactions -- Michael E. Little and James W. Gorman -- 7.0% Convertible Subordinated Note Issuance." Mr. Little had become a consultant to the company before he made the loan to the company.

         At the 1999 annual meeting, stockholders will be asked to elect eight
(8) directors to serve as members of the Board of Directors until their successors are duly elected and qualified. Your Board of Directors recommends that the eight (8) nominees named below be elected to serve as directors. The persons named in the proxy intend to vote the proxies FOR the election of the nominees named below. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee refuses or becomes unable to serve as a director, which is not anticipated, the persons named as proxies reserve full discretion to vote for such other person as may be nominated by the Board of Directors. Of the nominees listed below, Messrs. Eugene L. Ames, Jr., John Y. Ames, Gorman and McKenny are the designees of the Ames Group under the Stockholders Agreement. John H. Pinkerton ("Mr. Pinkerton") is the nominee of Range Resources under the Stockholders Agreement.

                               EUGENE L. AMES, JR.
                                  JOHN Y. AMES
                                  J.C. ANDERSON
                                 MARTIN A. BELL
                                 JAMES W. GORMAN
                                MICHAEL E. LITTLE
                                 JERE W. MCKENNY
                                JOHN H. PINKERTON

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

         The following paragraphs set forth certain information concerning each nominee for election as a director. All positions and offices with Venus Exploration held by each such person are also indicated.

         EUGENE L. AMES, JR., 66, became Chairman, Chief Executive Officer and a director of Venus Exploration following its acquisition of the assets and liabilities of The New Venus Exploration, Inc. ("New Venus") in 1997. He is a member of the Executive Committee. He has been in the oil and gas business since 1954 and had been associated with New Venus and its predecessor entities since 1962 and chief executive officer of those predecessor entities since 1991. He graduated from the University of Texas at Austin in 1955 with a B.S. degree in Geology. He served from 1991-93 as the Chairman of the Independent Petroleum Association of America, the national trade group representing independent oil and natural gas producers in Washington, D.C., and he currently serves as a member of the Management Committee of the American Petroleum Institute (API).

         JOHN Y. AMES, 43, became President, Chief Operating Officer and a director of Venus Exploration following the acquisition of New Venus in 1997. He is a member of the Executive Committee. He had been associated with New Venus and its predecessor entities as Vice President since 1984. He became Executive Vice President of those predecessor entities in 1995 and President and Chief Operating Officer in 1996. He is the son of Eugene L. Ames, Jr., and the brother of Eugene L. Ames, III, a Vice President of Venus Exploration. He graduated from the University of Texas at Austin in 1978 with a B.B.A. in Petroleum Land Management. He serves as the Regional Governor for the South Texas region of the Independent Petroleum Association of America.

         J.C. ANDERSON, 67, is the Chairman and Chief Executive Officer of Anderson Exploration, Ltd., a public oil and gas exploration and development company based in Canada. He founded Anderson Exploration, Ltd., as a private company in 1968 and has been employed by it since that time. Mr. Anderson has been a director since 1998. He holds a B.S. in Petroleum Engineering from the University of Texas at Austin and has more than 40 years experience in the oil and gas business.

         MARTIN A. BELL, 47, is the Vice Chairman and General Counsel of D. H. Blair Investment Banking Corp., New York, New York, and has been a senior officer of that organization and predecessor companies since 1991. D. H. Blair Investment Banking Corp. is a member of the New York Stock Exchange. Mr. Bell has been a director since 1997. He is a member of Venus Exploration's Audit Committee.

         JAMES W. GORMAN, 68, became a director of Venus Exploration following the acquisition of New Venus in 1997. He is a member of the Executive and Compensation Committees. He is a petroleum geologist and has been engaged in the oil and gas business either as a drilling contractor or independent producer for 43 years. He is currently, and has been for more than 5 years, an independent investor in various ventures, including exploration and development of oil and gas properties. He is President of Cockfield Exploration, Inc., a closely-held oil and gas company based in San Antonio, Texas. He also serves as a member of the Board of Directors of Cullen Frost Bancshares Corporation, a bank holding company (NYSE).

         MICHAEL E. LITTLE, 44, has been employed as Chairman and Chief Executive Officer of South Texas Drilling and Exploration, Inc., an oil and gas drilling company based in San Antonio, Texas, since 1999. From 1982 until 1999 he was President and Chairman of the Board of Dawson Production Services, Inc., a well servicing company based in San Antonio, Texas. He has more than 23 years of experience in oil and gas operations management, including six years as a drilling foreman and engineer. He is a graduate of Texas Tech University with a B.S. Degree in Petroleum Engineering. He became a director of Venus Exploration in 1999. Venus Exploration also retains him as a consultant.

         JERE W. MCKENNY, 69, became a director of Venus Exploration following the acquisition of New Venus in 1997. He is a member of the Audit and Compensation Committees. He has been President of McKenny Energy Co., an oil and gas exploration company based in Oklahoma City, Oklahoma, since September 1994. In 1977, he became a director and the Vice Chairman of the Board of Kerr-McGee Corp., an oil and gas exploration company based in Tulsa, Oklahoma, and from 1984 until 1993, he also was President and Chief Operating Officer of Kerr-McGee Corp. He is a director of Rutherford-Moran Oil Corp.

         JOHN H. PINKERTON, 45, became a director of Venus Exploration following the acquisition of New Venus in 1997. He is a member of the Audit and Compensation Committees. He has been employed by Range Resources (formerly Lomak Petroleum, Inc.), an independent oil and gas operating company based in Fort Worth, Texas since 1988, of which he was appointed President in 1990 and Chief Executive Officer in 1992. He is a director of Range Resources and of North Coast Energy, Inc., an oil and gas exploration and production company in which Range Resources acquired an approximately 50% interest in 1996. Prior to joining Range Resources, he was Senior Vice President of Snyder Oil Corporation. He holds a B.A. degree in Business Administration from Texas Christian University and an M.B.A. from the University of Texas.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.


                     BOARD MEETINGS AND STANDING COMMITTEES

         The Board of Directors met five (5) times during 1998. All directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which they served.

         The three committees of the Board of Directors are:

         o the Executive Committee, composed of Messrs. Eugene L. Ames, Jr., John Y. Ames and Gorman;

         o the Audit Committee, composed of Messrs. Bell, McKenny and Pinkerton; and

         o the Compensation Committee, composed of Messrs. Gorman, McKenny and Pinkerton.

Venus Exploration does not have a standing nominating committee. The functions customarily attributable to a nominating committee are performed by the Board of Directors as a whole.

         Subject to certain limitations specified by Venus Exploration's Bylaws and the Delaware General Corporation Law, the Executive Committee is authorized to exercise the powers of the Board of Directors when the Board is not in session. The Executive Committee held six (6) meetings during 1998. The Audit

Committee provides advice and assistance regarding accounting, auditing and financial reporting, recommends the company's independent auditors and monitors the results of the audit and the internal controls structure. It met once in 1998. The Compensation Committee reviews and recommends executive compensation and employee benefit plans. It met twice in 1998.


                           MANAGEMENT AND REMUNERATION

EXECUTIVE OFFICERS

         Set forth below are the names and ages of all executive officers of Venus Exploration. All positions and offices with the company and its subsidiaries held by each such person are also indicated. Officers generally are elected annually for one (1) year terms or until their successors are elected and qualified. All executive officers are United States citizens.


NAME                            AGE      POSITION
----                            ---      --------
Eugene L. Ames, Jr..........     66      Chairman of the Board of Directors and Chief Executive Officer
John Y. Ames................     43      President, Chief Operating Officer and Director
Eugene L. Ames, III.........     40      Vice President
Patrick A. Garcia...........     43      Treasurer and Chief Financial Officer


         The following is a brief description of the business background of Messrs. Eugene L. Ames, III and Garcia. For a narrative description of the business background of Messrs. Eugene L. Ames, Jr. and John Y. Ames, see "Proposal One - Election of Directors."

         EUGENE L. AMES, III became Vice President of Venus Exploration following the acquisition of New Venus in 1997. He had been a Vice President of New Venus and its predecessor entities for more than the past five (5) years. He is a graduate of Trinity University with B.S. degrees in Geology and Business Administration. He is the son of Eugene L. Ames, Jr., and the brother of John Y. Ames.

         PATRICK A. GARCIA became Chief Financial Officer and Treasurer of Venus Exploration following the acquisition of New Venus in 1997. He had held the position of Treasurer at New Venus and its predecessors since 1984. He is a graduate of Texas A&M University with a B.B.A. degree in Accounting.

EXECUTIVE COMPENSATION SUMMARY

         The following table sets forth the compensation paid by Venus Exploration for the past three fiscal years to its chief executive officer and its other executive officers whose salary and bonus exceeded $100,000. The financial and operating data presented in the Annual Report on Form 10-K for the year ended December 31, 1997, for the period prior to May 21, 1997, the date of the merger of New Venus and Xplor Corporation, are data in respect of New Venus (due to the reverse acquisition accounting applied in the merger). Accordingly, the only information presented for 1996 relates to Mr. Gayle who continued as an officer after the merger. At no time during this period did Venus Exploration pay any other executive officer annual compensation exceeding $100,000. No compensation information is given for any person for any year in which that person was not an officer of Venus Exploration.

                           SUMMARY COMPENSATION TABLE


                                                                    ANNUAL COMPENSATION         SECURITIES       ALL OTHER
                                                FISCAL            -----------------------       UNDERLYING      COMPENSATION
             NAME AND POSITION                   YEAR             SALARY($)      BONUS($)       OPTIONS(#)         ($)(1)
             -----------------                  ------            ---------      --------       ----------      ------------
Eugene L. Ames, Jr.,  Chairman &                 1998              190,000        - 0 -           40,000            3,354
    Chief Executive Officer(2)..............     1997              118,750        - 0 -            - 0 -            4,387

James E. Gayle,                                  1998               86,500        - 0 -           11,000           42,604(4)
    Executive Vice President(3).............     1997               96,000        7,500              0 -            - 0 -
                                                 1996              112,910        - 0 -            - 0 -            - 0 -

John Y. Ames, President &                        1998              106,250        - 0 -           20,000            7,125
    Chief Operating Officer(5)..............     1997               59,458        - 0 -            - 0 -            4,302

Eugene L. Ames, III,                             1998               86,750        - 0 -           12,000            5,491
    Vice President(6).......................     1997               48,208        - 0 -            - 0 -            2,200

Patrick A. Garcia, Treasurer &                   1998               78,750        - 0 -           12,000            4,061
    Chief Financial Officer(7)..............     1997               46,625        - 0 -            - 0 -            2,298

----------

(1) Except as otherwise specified, this amount consists of cash amounts contributed by Venus Exploration to match a portion of the executive's contributions under the 401(k) Plan and the costs of group term life insurance provided to employees and personal use of a company-owned vehicle.

(2) Eugene L. Ames, Jr., became Chief Executive Officer in May 1997, replacing Mr. Gayle, who was President and CEO before the acquisition of New Venus. After that transaction, Mr. Gayle was elected by the Board of Directors to serve as Executive Vice President.

(3) James E. Gayle served as chief executive officer of Xplor before the reverse merger into New Venus in May 1997. He then became Executive Vice President of the company. Mr. Gayle resigned from Venus Exploration effective November 15, 1998.

(4) The 1998 figure of $42,604 for all other compensation includes termination benefits.

(5)      John Y. Ames became President and Chief Operating Officer on May 21,
         1997.

(6)      Eugene L. Ames, III became Vice President on May 21, 1997.

(7) Patrick A. Garcia became Treasurer and Chief Financial Officer on May 21, 1997.

OPTION GRANTS IN FISCAL 1998

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF STOCK
                                                                                       PRICE APPRECIATION
                                 INDIVIDUAL GRANTS                                      FOR OPTION TERM
----------------------------------------------------------------------------------   ---------------------
                                 NUMBER OF     % OF TOTAL
                                 SECURITIES      OPTIONS
                                 UNDERLYING    GRANTED TO
                                  OPTIONS     EMPLOYEES IN    EXERCISE  EXPIRATION
            NAME                  GRANTED      FISCAL YEAR     PRICE       DATE           5%         10%
----------------------------     ----------   ------------    --------  ----------     -------    -------
Eugene L. Ames, Jr..........       40,000         20.0%       $3.7125    02/28/03      $41,028    $90,661

James E. Gayle..............       11,000          5.5%       $3.3750    02/29/08      $10,257    $22,665

Eugene L. Ames, III.........       12,000          6.0%       $3.7125    02/28/03      $12,308    $27,198

Patrick A. Garcia...........       12,000          6.0%       $3.3750    02/29/08      $25,470    $64,547

John Y. Ames................       20,000         10.0%       $3.7125    02/28/03      $20,514    $ 5,330

OPTION EXERCISES AND FISCAL YEAR-END VALUES

         The following table shows, for the company's chief executive officer and the other executive officers named in the Summary Compensation Table, the number of shares acquired upon the exercise of options during 1998, the amount realized upon such exercise, the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1998, and the values for "in-the-money" options, based on the positive spread between the exercise price of any such existing stock options and the year-end price of the common stock.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                                                             NUMBER OF SECURITIES
                              SHARES                        UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN THE MONEY
                           ACQUIRED ON                   OPTIONS AT DECEMBER 31, 1998    OPTIONS AT DECEMBER 31, 1998(1)
                           EXERCISE OF       VALUE       -----------------------------  ---------------------------------
          NAME              OPTIONS(#)   REALIZED($)(2)  EXERCISABLE     UNEXERCISABLE  EXERCISABLE         UNEXERCISABLE
          ----             -----------   --------------  -----------     -------------  -----------         -------------
Eugene L. Ames, Jr (3)...     - 0 -          $ - 0 -        90,584           40,000        $- 0 -              $- 0 -
James E. Gayle...........     - 0 -          $ - 0 -       211,000            - 0 -        $6,250              $- 0 -
John Y. Ames.............     - 0 -          $ - 0 -        21,901           20,000        $- 0 -              $- 0 -
Eugene L. Ames, III......     - 0 -          $ - 0 -        12,700           12,000        $- 0 -              $- 0 -
Patrick A. Garcia........     - 0 -          $ - 0 -         7,229           12,000        $- 0 -              $- 0 -

----------

(1) Aggregate market value based on December 31, 1998 stock price of $1.375 per share of the shares covered by the options. Only 100,000 of the 211,000 options issued to Mr. Gayle were in-the-money, and they had a value of $6,250.

(2) Represents the difference between the aggregate exercise price and the aggregate value, based upon the stock price on the date of exercise.

(3) Exercisable options include 56,548 options owned by Ellen R.Y. Ames, wife of Eugene L. Ames, Jr., and 19,746 options owned by Venus Oil Company, which is controlled by Eugene L. Ames, Jr., and his wife.


EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER

         On July 1, 1999, Eugene L. Ames, Jr. entered into a two-year employment contract with Venus Exploration that established his annual salary at $190,000 per year and other compensation, including the use of an automobile. This agreement replaces the three-year agreement that expired on June 1, 1999. The prior agreement also provided for annual compensation of $190,000. Since May 1998, Eugene L. Ames, Jr., has declined the use of the automobile under his previous employment agreement and under the present one. The employment agreement also included agreements by Eugene L. Ames, Jr. with regard to confidentiality and noncompetition in order to protect Venus Exploration's proprietary information.

         Beginning on March 1, 1999, Mr. Ames, Jr. agreed to take a 21.5% salary reduction, and on May 1, 1999, the salary reduction was increased to 35%. In return for the salary reduction, Venus Exploration granted Mr. Ames, Jr., 52,074 options to buy shares of Venus Exploration's common stock. The exercise price is $1.23, which was 110% of the fair market value of a share of the common stock on the date of grant of the option. The options expire on February 28, 2004, and they vested in semi-monthly increments beginning March 1, 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER INFORMATION

         The Compensation Committee of the Board of Directors currently consists of James W. Gorman, Jere W. McKenny, and John H. Pinkerton. No member of the Compensation Committee was, during fiscal 1998, an officer or employee of Venus Exploration or any of its subsidiaries, nor was any member of the Compensation Committee formerly an officer of Venus Exploration or any of its subsidiaries. Also, during that year, no executive officer of the company served either as:

         o a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee, or

         o a member of the compensation committee of another entity, one of whose executive officers served on Venus Exploration's Board of Directors.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Currently, decisions on compensation of Venus Exploration's executive officers are made by the Compensation Committee of the Board of Directors. The following addresses Venus Exploration's executive officer compensation policies for 1998.

         GENERAL. Venus Exploration's compensation program is designed to enable Venus Exploration to attract, to motivate and to retain high quality senior management by providing a competitive total compensation opportunity based on performance. To this end, Venus Exploration provides for base salaries, bonuses based on subjective factors and stock-based incentives that strengthen the mutuality of interests between employees and Venus Exploration's stockholders.

         SALARIES. Eugene L. Ames, Jr.'s salary for 1998 was provided for in an employment agreement. The material terms of Eugene L. Ames, Jr.'s employment agreement are described above under the caption "Employment Agreement with Chief Executive Officer."

         Salaries of the executive officers were determined based upon the level of responsibility, time with Venus Exploration, contribution and performance of the particular executive officer. Evaluation of these factors was subjective, and no fixed or relative weights were assigned to the factors considered. Because of the economic conditions in the oil and natural gas industry and the impact upon Venus Exploration's performance, Venus Exploration reduced the salaries of its executive officers beginning in March of 1999. These salary reductions range from between 21.5% to 35%, and they have been partially offset by the grant of additional stock options to Venus Exploration's executive officers. Those options are similar to those granted to Mr. Ames, Jr., and discussed in the paragraph above that describes the employment agreement with the chief executive officer, except that the options granted to employees other than Messrs. Ames, Jr., John Y. Ames, and Eugene L. Ames, III, have a term of 10 years and an exercise price of $1.1191 per share, which was the market price on the date of grant. Since Mr. Ames, Jr., is the only executive officer with an employment agreement, the salary reductions were instituted at Venus Exploration's sole discretion, although it did consult with the individuals about its plan. Venus Exploration intends to reinstate the prior level of salary compensation when the company's performance allows.

         BONUS COMPENSATION. Through the use of annual bonuses, Venus Exploration seeks to effectively tie executive compensation to Venus Exploration's performance. The Compensation Committee determined during 1998 that no bonuses would be paid to its officers and employees based on various factors, including: (a) the market price of the common stock at the 1997 year end; (b) the attainment of Venus Exploration's goals for 1997; and (c) the discretion of the Compensation Committee taking into account the financial performance of Venus Exploration.

         OPTIONS AND RESTRICTED STOCK GRANTS. Venus Exploration uses grants of stock options and restricted stock to its key employees and executive officers to closely align the interests of such employees and officers with the interests of its stockholders. The 1997 Incentive Plan is administered by the Compensation Committee, which determines the persons eligible, the number of shares subject to each grant, the exercise price of options thereof and the other terms and conditions of the option or restricted stock.

         THE COMPENSATION COMMITTEE
         James W. Gorman
         Jere W. McKenny
         John H. Pinkerton

DIRECTOR COMPENSATION

         Directors of Venus Exploration are compensated under the 1997 Incentive Plan. Under the 1997 Incentive Plan, non-employee directors receive (a) $12,000 per year, and (b) $500 per board meeting attended, whether in person or by phone. Such payments are made in the form of grants of shares of common stock or, at the option of a director, a combination of Venus Exploration's common stock and cash. In the case of the second option, the cash compensation is limited to a maximum of 25% of the $12,000 per year.

FIVE-YEAR STOCKHOLDER RETURN COMPARISON

         Set forth below is a line graph comparing, for the five (5)-year period ended December 31, 1998, the yearly percentage change in the cumulative total stockholder return on the common stock with that of (a) all U.S. companies quoted on the Nasdaq Market Index and (b) the SIC Code Index for crude petroleum and natural gas stocks. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

                        AMONG VENUS EXPLORATION INC.,(1)
                               SIC CODE INDEX AND
                               NASDAQ MARKET INDEX

                                                                   FISCAL YEARS ENDING DECEMBER 31,
                                           --------------------------------------------------------------------------------
COMPANY                                     1993            1994           1995          1996           1997          1998
-------                                    -------         ------         ------        ------         ------        ------
Venus Exploration, Inc..............       100.000         122.22         144.44        188.89         311.11        122.22
Industry Index......................       100.000         104.91         112.92        143.74         134.83         86.35
Broad NASDAQ Market.................       100.000          96.80         135.44        166.20         203.60        282.27

----------

* $100 INVESTED ON 12/31/93 IN STOCK OR INDEX, INCLUDING REINVESTMENT OF DIVIDENDS.

                                    [GRAPH]

(1) Stock prices shown for dates prior to May 21, 1997 are attributable to Xplor Corporation, and its financial history is not contained in Venus Exploration's Annual Report on Form 10-K for the year ended December 31, 1998. Therefore, comparisons of the stock price history with other historical financial data for the period before May 21, 1997 is misleading.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

EUGENE L. AMES, JR.

         During October 1999, Eugene L. Ames, Jr., the Chief Executive Officer of the Company, advanced the Company $750,000 in the exchange for a Subordinated Debenture (the "Debenture") issued by the Company. The net proceeds to the Company were approximately $730,000 after legal and other costs associated with the transaction. The Company used the proceeds to fund working capital. The Company's obligation to Mr. Ames is unsecured and subordinated to the rights of the Company's bank and other lenders (except for the holders of the 7% Subordinated Notes that are described below, and those parties have equal priority) unless those lenders agree otherwise. Interest is payable monthly, in cash, at a rate equal to Frost National Bank prime rate plus 1%. On November 12, 1999, the interest rate was 9.25%.

         If an event of default occurs, Mr. Ames may demand immediate repayment of the principal amount and any accrued but unpaid interest. He will also have all other rights generally allowed by contract and applicable law. Events of default include, among other conditions, a default under other indebtedness or securities.

         The Debenture matures in 2004, at which time all the unpaid principal is due and payable. The Company is obligated to redeem the Debenture if it raises enough cash to do so by either selling its investment in EXUS or selling equity securities. The cash raised by selling EXUS is after repayment of all debt and obligations incurred in connection with the acquisition of the interest.

         The Subordinated Debenture was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. As a result, the transfers of such securities are restricted.

COCKFIELD EXPLORATION COMPANY

         Venus Exploration currently operates approximately forty-five (45) wells, projects and prospects in which Cockfield Exploration Company owns an interest. Cockfield Exploration Company is owned by Mr. James W. Gorman, who has been a director of Venus Exploration or its predecessors since June 1996. All wells and prospects in which Mr. Gorman has participated since becoming a director are operated under project agreements or joint operating agreements entered into prior to Mr. Gorman becoming a director of the company. Cockfield Exploration Company pays annual joint costs between $10,000 and $100,000 depending upon the level of drilling activity during the year. Cockfield Exploration Company received $66,300 last year in proceeds from wells and projects operated by Venus Exploration.

WILL C. JONES, IV

         Will C. Jones, IV, is the son-in-law of Eugene L. Ames, Jr., and the brother-in-law of John Y. Ames and Eugene L. Ames, III. He is currently of counsel to Haynes and Boone, LLP. Mr. Jones and Haynes and Boone, LLP provide legal counsel to Venus Exploration.

RANGE RESOURCES CORPORATION

         Range Resources Corporation owns a 15% working interest in the Venus Westbury Farms #1 well, Constitution Field, Jefferson County, Texas. Mr. John H. Pinkerton is the president and chief executive officer of Range Resources, and he has been a director of Venus Exploration since May 1997. The Westbury Farms well was completed in early 1998 with sales commencing in late August 1998. Range Resources participated on the same basis, adjusted for size of working interest, as other non-operators. During 1998 Range Resources paid Venus Exploration $866,000 for its share of joint costs.

JAMES W. GORMAN AND MICHAEL E. LITTLE - 7.0% CONVERTIBLE SUBORDINATED NOTE ISSUANCE

         On April 14, 1999, Venus Exploration issued to James W. Gorman, a director of Venus Exploration, a 7.0% Convertible Subordinated Promissory Note (a "Subordinated Note") in the principal amount of $100,000. On May 24, 1999, Venus Exploration issued to Michael E. Little, who is now a director of the company, a similar note in the principal amount of $250,000. In addition to the Subordinated Notes issued to Messrs. Gorman and Little, Venus Exploration has issued Subordinated Notes to four other persons, none of whom are or were affiliated with Venus Exploration, aggregating $650,000.

         The Subordinated Notes. The Subordinated Notes bear interest at a rate of 7% per annum, or 10% in the event of default. If interest is paid in common stock, the number of shares to be issued will be determined by dividing the interest payment due by the market price of one share of Venus Exploration common stock on the last trading day preceding the interest payment date. Interest is payable quarterly beginning on June 30, 1999. Venus Exploration paid the June 30, 1999 interest payments to all six noteholders with a total of 7,984 shares of its common stock.

         The Subordinated Notes mature on March 31, 2004, at which time all of the unpaid principal is due and payable. The noteholders can convert the debt to common stock at any time, and the conversion is based on a price of $1.15 per share. The conversion price will be adjusted proportionately in cases where the number of the outstanding shares of common stock is changed on a pro rata basis; e.g., dividends of stock and stock splits.

         Another cause of an adjustment to the conversion price is if Venus Exploration issues common stock, or securities convertible into common stock, at a price lower than the $1.15 conversion price, as adjusted. If that happens, the conversion price will be reduced to the price as which those other securities are being sold.

         If Venus Exploration issues convertible subordinated notes or other similar securities with better terms, the holders of the six Subordinated Notes also have the right to get replacement notes that have those better terms, at least with regard to a higher stated interest rate, a higher premium upon early redemption by Venus Exploration, a lower per-share conversion price, or a longer period before Venus Exploration can cause a mandatory redemption.

         Venus Exploration has a conditional option of converting the outstanding balance of each Subordinated Note to shares of its common stock. That option does not mature until thirty-six months after the original issuance of the note, and the condition to Venus Exploration's option to convert is that the closing market price for the shares of Venus Exploration common stock must have exceeded $3.60 per share for at least 25 out of the preceding 30 trading days. The conversion is based on the same $1.15 price per share.

         The Subordinated Notes allow Venus Exploration to redeem them for cash and the payment of a redemption premium. That right begins on the second anniversary of the original issuance. The redemption premium begins at 18% and decreases 1% per month after that, and there is a credit against the premium for all accrued interest on the Subordinated Notes to the date of the redemption. Venus Exploration also has a preferential right to buy the Subordinated Notes if the holders decide to sell them.

         If an event of default occurs, the noteholders may demand immediate repayment of the principal amount and any accrued but unpaid interest. They will also have all other rights generally allowed by contract and applicable law. Events of default include:

         o the continuation of a failure to pay the noteholders for more than three days after any amount becomes due,

         o    failure to perform material obligations under the Subordinated
              Notes,

         o    a default under other indebtedness or securities,

         o a materially false or misleading representation in the Subordinated Notes or any filings with the SEC as of the date of the Subordinated Notes,

         o    bankruptcy, or

         o an uninsured judgment of more than $25,000 that is not promptly discharged.

         The registration rights agreements. Concurrently with the execution of the Subordinated Notes, Venus Exploration entered into a registration rights agreement with each noteholder that gives the noteholders the option to register for resale under the Securities Act of 1933 the shares of Venus Exploration common stock that they will receive upon conversion of the Subordinated Notes. The registration would only be on a registration statement otherwise being filed by Venus Exploration for sales on its own behalf. Venus Exploration also agreed not to grant any new registration rights to third parties if those rights would adversely impact the rights of the holders of the Subordinated Notes described above.

MICHAEL E. LITTLE

         Beginning April 1, 1999, Michael E. Little was engaged by Venus Exploration as a consultant. He provides advice and assistance in financial and organizational matters. The company pays him $3500 per month and reimburses him for his expenses incurred on behalf of the company. The relationship may be terminated by either party upon thirty (30) days notice.


           COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company's officers and directors, and persons who own more than 10% of a registered class of the company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Statements of Changes of Beneficial Ownership of Securities on Form 4 generally are required to be filed by the tenth day of the month following the month during which the change in beneficial ownership of securities occurred. Venus Exploration believes that all reports of securities ownership and changes in such ownership required to be filed during 1998 were timely filed.

                                  PROPOSAL TWO

                       APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors of Venus Exploration has appointed the firm of KPMG LLP to serve as independent auditors of the company for the fiscal year ending December 31, 1999. You are being asked to ratify this appointment. KPMG has served as independent auditor for Venus Exploration since May 21, 1997. KPMG replaced Arthur Andersen, LLP, which had been the company's independent auditors. Arthur Andersen's reports on the financial statements for 1996 did not contain an adverse opinion or a disclaimer of opinion, nor were their reports qualified or modified as to uncertainty, audit scope or accounting principles. One or more representatives of KPMG are expected to be present at the annual meeting. Such representatives will be given an opportunity to make a statement and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF VENUS EXPLORATION FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.


                                 PROPOSAL THREE

                        APPROVAL OF ISSUANCE OF SHARES OF
                      COMMON STOCK UPON CONVERSION OF NOTES

THE APACHE ACQUISITION

         On June 30, 1999, EXUS Energy, LLC, a Delaware limited liability company ("EXUS"), owned 50% by Venus Exploration and 50% by EXCO Resources, Inc. ("EXCO"), completed the acquisition from Apache Corporation of oil and natural gas properties located in Jackson Parish, Louisiana (the "Jackson Parish Properties"). EXCO is a publicly-held oil and gas company based in Dallas, Texas. EXCO financed Venus Exploration's contribution to EXUS. As a part of that financing arrangement, Venus Exploration granted EXCO the right to convert some or all of the outstanding principal balance of Venus Exploration's indebtedness to EXCO, and of the accrued interest, into shares of Venus Exploration common stock for $1.50 per share. Venus Exploration may also pay accrued interest with its common stock based on current market value at the time of the payment. It is these possible issuances of those shares of common stock that are submitted for stockholder approval.

         The Jackson Parish Properties include 17 gross (14.25 net) producing wells. EXCO is now the named operator of the Jackson Parish Properties; it assumed operations of all 17 wells upon completion of the transaction. The Jackson Parish Properties include 6,411 gross (5,672 net) developed acres and 1,532 gross (1,148 net) undeveloped acres. As of December 31, 1998, the Jackson Parish Properties were estimated to contain 2,500 barrels of oil ("Bbls") and 64 billion cubic feet ("Bcf") of gas. The purchase price, before closing adjustments, was $28.5 million, and after adjustments (the adjustments principally reflect production since March 1, 1999, the effective date of the acquisition), was $27.6 million cash. The purchase price was funded with $14 million drawn under a new credit facility established by EXUS and $14 million of EXUS equity capital. The purchase price was determined based upon arms-length negotiations between Apache Corporation and Venus Exploration taking into account reserve estimates and other items customarily considered in acquisitions of this type.

         Purchase and Sale Agreement. The Jackson Parish Properties were acquired pursuant to the terms of a Purchase and Sale Agreement (the "Purchase Agreement"), dated as of May 13, 1999, entered into between Apache Corporation and Venus Exploration. At closing of the acquisition, EXUS was assigned Venus Exploration's rights and obligations under the Purchase Agreement. The Purchase Agreement includes representations, warranties, covenants and closing conditions customary for transactions of this type.

FORMATION OF EXUS

         Limited Liability Company Agreement. Venus Exploration and EXCO have entered into a Limited Liability Company Agreement (the "LLC Agreement"). Venus Exploration and EXCO each own a 50% equity interest in EXUS and thereby are entitled to a 50% share of the profits and losses of EXUS, subject to special allocations in certain events. EXUS's principal business purpose is initially the management and development of the Jackson Parish Properties. Venus Exploration and EXCO have established an area of mutual interest in respect of the Jackson Parish Properties that governs any additional acquisitions of properties by either partner within the area. In addition, the partners may also undertake other acquisitions of oil and gas properties through EXUS.

         EXUS is managed by a management committee comprised of two persons designated by EXCO (initially, EXCO's representatives are Douglas H. Miller, its Chairman and Chief Executive Officer, and T.W. Eubank, its President) and two persons designated by Venus Exploration (initially, Venus Exploration's representatives are Eugene L. Ames, Jr., its Chairman and Chief Executive Officer, and John Y. Ames, its President and Chief Operating Officer). EXUS's officers are: Eugene L. Ames, Jr., Chairman of the Management Committee; T.W. Eubank, President, J. Douglas Ramsey, Vice President and Treasurer; and Richard
E. Miller, Secretary.

         Most actions of the members require majority consent. Certain actions require consent of members holding 66 2/3% of the membership interests including: merger, sale of all of EXUS' assets, liquidation, conversion of the legal form of the entity to another form, or amendment of the LLC Agreement to change any minority membership interest protection.

         Venus Exploration and EXCO initially capitalized EXUS with $14 million of equity capital, all of which was applied to fund the purchase of the Jackson Parish Properties. EXUS also arranged a credit facility (discussed in greater detail below) through NationsBank, N.A., to fund a portion of the Jackson Parish Properties acquisition, to fund additional development drilling of the properties, and to fund additional acquisitions.

         The members of EXUS have identified to date certain additional development drilling opportunities in the Jackson Parish Properties and have initially budgeted $5.1 million (subject to lender approval) to fund those activities. The LLC Agreement permits the Management Committee to call for additional capital contributions from the members to fund the capital needs of EXUS. Furthermore, either member may propose a Subsequent Operation (as that term is defined in the joint operating agreement between EXUS and EXCO governing operation of the Jackson Parish Properties) on the Jackson Parish Properties. A "Subsequent Operation" would encompass significant drilling activities, such as a new well, recompletion of an existing well or a workover project. In the event Venus Exploration and EXCO are unable to agree to fund the project through EXUS, the proposing member may elect to proceed with the Subsequent Operation in EXUS's name, but the Subsequent Operation will be funded solely by the proposing member. In that event, all expenses, losses, gain or income from the project will be specially allocated solely to the proposing member until the proposing member has recouped a sum equal to 300% of the additional capital contribution that would have been funded by the non-proposing member had it participated in the project. Thereafter, all losses, expenses, gain or income shall be allocated to the members pro rata according to their equity interest in EXUS.

         The LLC Agreement includes other customary terms, including terms governing transfers of membership interests, voting, meetings and tax matters.

         In conjunction with the LLC Agreement, Venus Exploration and EXCO have entered into an Agreement Among Members governing transfer of the membership interests (including a right of first refusal) and buy/sell rights in the event of a deadlock between Venus Exploration and EXCO on a matter that requires a super-majority vote of the members under the LLC Agreement.

         EXCO Note. Of the initial $14 million of EXUS equity capital, $7 million was provided by EXCO from its cash on hand, and $7 million was provided by Venus Exploration from borrowed funds. On June 30, 1999, Venus Exploration borrowed $7 million from EXCO under the terms of an $8 million Convertible Promissory Note. The EXCO Note provides for borrowings up to $8 million, subject to restrictions on the use of proceeds. As stated above, Venus Exploration drew $7 million under the EXCO Note to fund Venus Exploration's capital contribution to EXUS. The EXCO Note provides for additional draws beginning after January 1, 2000, not to exceed $1 million solely to fund additional capital contributions to EXUS and/or to fund the expenses of one equity issuance. Venus Exploration is not permitted to draw any of the $1 million until it has obtained the stockholder approval of this Proposal Four. All borrowings under the EXCO Note are secured by a first priority lien providing a security interest in the membership interest of Venus Exploration in EXUS and in the distribution and income rights of Venus Exploration in EXUS. The EXCO Note provides that advances will bear interest, which can be paid in cash or, at Venus Exploration's election, Venus Exploration common stock, at a rate of 10% from June 30, 1999 through June 30, 2000, with interest increasing 1% per year through June 30, 2004. Advances will bear interest at a rate of 15% thereafter in the event of default. If interest is paid in common stock, the number of shares to be issued shall be determined by dividing the interest payment due by the average market price of one share of common stock for the twenty trading days immediately preceding the interest payment date. Interest is payable semi-annually commencing on January 1, 2000. The EXCO Note matures on July 1, 2004, at which time all of the unpaid principal is due and payable.

         Beginning on July 1, 2000 and continuing until the payment in full of the EXCO Note, EXCO, at its option, may convert all or any portion of the outstanding principal balance and accrued interest into shares of Venus Exploration common stock for $1.50 per share, subject to adjustment in certain events. On or before December 15, 1999, Venus Exploration is required to obtain approval of its stockholders (as required by the rules of the Nasdaq SmallCap Market) of the issuance of the Venus Exploration common stock that may be issued upon the conversion of principal or accrued interest under the terms of the EXCO Note. It is the purpose of this Proposal Four to obtain that approval.

         Messrs. Gene Ames, Jr., John Ames, Davis, Gorman and Pinkerton each executed letters addressed to EXCO agreeing to vote their shares of common stock in favor of this matter. In the event Venus Exploration is unable to obtain such stockholder approval, Venus Exploration would be required to prepay $3 million of the EXCO Note plus accrued interest thereon. Venus Exploration is currently authorized to issue shares of its common stock upon conversion of up to $4 million of the principal of the EXCO Note without such stockholder approval; accordingly the $3 million mandatory prepayment equates to the principal amount EXCO would not be able to convert to Venus Exploration common stock if stockholder approval was not obtained. Alternatively, Venus Exploration may elect to transfer membership interests in EXUS held by Venus Exploration equal to 21.43% of the aggregate outstanding interests of EXUS (this approximates 3/7 of Venus

Exploration's equity interest in EXUS) in exchange for a cancellation of $3 million of principal owed under the EXCO Note.

         The EXCO Note also requires a mandatory prepayment of principal equal to 50% of the net proceeds of each equity issuance by Venus Exploration on or after June 30, 1999 (excluding the first $5 million of aggregate net proceeds of all equity issuances after June 30, 1999). Venus Exploration may also voluntarily prepay any or all of the EXCO Note (subject to a prepayment penalty of 3.57% of the principal prepaid for any prepayment occurring on or prior to July 1, 2000).

         The EXCO Note contains other customary terms including certain representations, affirmative covenants (such as conduct of Venus Exploration's business, reports to EXCO, compliance with laws), negative covenants (including no purchase or redemption of Venus Exploration's common stock and no sale, transfer, mortgage or pledge of the collateral securing the EXCO Note), and events of default (including failure to pay principal or interest as required, violation of covenants in the EXCO Note, bankruptcy, change of control of Venus Exploration, or default under Venus Exploration's secured credit facility). An event of default would occur if Venus Exploration is unable to obtain stockholder approval.

         The shares of common stock that may be issued under the terms of the EXCO Note are subject to a Registration Rights Agreement dated June 30, 1999. The Registration Rights Agreement requires Venus Exploration to register with the Securities and Exchange Commission 10,133,333 shares of Venus Exploration common stock that may be issuable to EXCO under the EXCO Note for resale by EXCO from time to time. The 10,133,333 shares represents (a) 5,333,333 shares that would be issued if EXCO were to convert $8 million of principal under the EXCO Note at $1.50 per share, and (b) 4,800,000 shares assuming Venus Exploration were to elect to pay all interest accruing on $8 million principal of the EXCO Note at an assumed market price of $1.00 per share. The Registration Rights Agreement provides that a registration statement must be filed with the Securities and Exchange Commission by September 28, 1999, and become effective on or prior to the 120th day following the first issuance of any shares under the EXCO Note, which 120 day period may be extended to 210 days if Venus Exploration has timely complied with its covenants under the Registration Rights Agreement, but the registration statement is still under review by the Securities and Exchange Commission. The Registration Rights Agreement contains other customary terms and provisions, including indemnification for certain liabilities under applicable securities laws. A breach of the agreement would constitute an event of default under the EXCO Note.

         EXUS Credit Facility. On June 30, 1999, EXUS entered into a credit facility with NationsBank, N.A., as administrative agent and lender. The credit facility provides for borrowings up to $50 million, subject to borrowing base limitations. The bank has sole discretion to determine the borrowing base based on its semi-annual valuation of EXUS's reserves.

         The credit facility consists of a regular revolver, which on July 15, 1999, had a borrowing base of $19.5 million. At July 15, 1999, EXUS had approximately $5.5 million available for borrowing under the credit facility. A portion of the borrowing base is available for the issuance of letters of credit. All borrowings under the credit facility are secured by a first lien mortgage providing a security interest in substantially all assets owned by EXUS, including all mineral interests.

         The credit facility provides that if the aggregate outstanding indebtedness of EXUS is less than 75% of the borrowing base, then advances will bear interest at 1.5% over LIBOR. If the borrowing base usage equals or exceeds 75%, then advances will bear interest at 1.75% over LIBOR.

         Under the terms of the credit facility, EXUS must not permit the ratio of its consolidated current assets to its consolidated current liabilities to be less than 1.0 to 1.0 at any time. Furthermore, EXUS must not incur or pay general and administrative expenses in an aggregate amount exceeding $100,000 during the period from June 30, 1999 through December 31, 1999, or $200,000 during any fiscal year thereafter. On September 30, 1999, EXUS was in compliance with both the current ratio covenant and the general and administrative expense covenant.

         Commencing on September 25, 1999 and continuing each month thereafter until maturity, EXUS must make mandatory payments on the credit facility in an amount equal to 50% of EXUS's Net Revenues (as defined in the credit facility) for the immediately preceding calendar month. Each such payment shall be applied first to accrued but unpaid interest and then to principal. However, if a borrowing base deficiency were to exist after giving effect to a redetermination, then EXUS would have to do one of the following:

         o eliminate the borrowing base deficiency by making a single mandatory prepayment of principal on the revolving loan in an amount equal to the entire amount of the borrowing base deficiency on the first monthly date following the date on which the borrowing base deficiency is determined to exist;

         o eliminate the deficiency by making six consecutive mandatory prepayments of principal on the revolving loan, each of which shall be in the amount of one sixth (1/6th) of the amount of the borrowing base deficiency commencing on the first monthly date following the date on which the borrowing base deficiency is determined to exist and continuing on each monthly date thereafter; or

         o eliminate the borrowing base deficiency by submitting additional mineral interests to the banks on the first monthly date following the date on which the borrowing base deficiency is determined to exist for evaluation as borrowing base properties that the banks, in their sole discretion, determine have a value sufficient to increase the borrowing base by at least the amount of the borrowing base deficiency.

         The credit facility matures on June 30, 2002. The next borrowing base redetermination is scheduled for January 1, 2000, and on or about each April 30 and October 31 thereafter. EXUS may seek additional borrowing capacity at that time for its development drilling program. However, neither Venus Exploration nor EXUS can assure you that the current development program of EXUS will result in increased collateral values or that these values will enable Venus Exploration to borrow the funds EXUS needs to continue the program.

         The credit facility contains a number of covenants affecting the liquidity and capital resources of EXUS, including restrictions on the ability to incur indebtedness at any time in an amount exceeding $25,000 or to pledge assets outside of the credit facility, the maintenance of a current ratio, limitations on general and administrative expenses, and restrictions on the payment of dividends on the equity capital units of EXUS.


PURCHASE AND SALE AGREEMENT

         On December 17, 1999, the Company entered into a Purchase and Sale Agreement with a large independent oil and gas producer to sell its interests in the EXUS properties. The gross purchase price is $18.8 million, and the sale is scheduled to close on or before December 31, 1999. When the transaction is completed, the EXCO note will be paid, and the EXUS credit facility will be terminated.

FINANCIAL DATA

         Attached as Appendix A to this proxy statement are certain pro forma and historical financial statements in respect of the Jackson Parish Properties. See "Incorporation By Reference of Certain Financial Data" for a description of other financial data and information incorporated by reference into this proxy statement.

THE PROPOSAL

         Assuming that:

         o Venus Exploration were to draw the full remaining $1 million available under the EXCO Note (for total indebtedness of $8 million),

         o Venus Exploration were to elect to pay all interest due and payable under the EXCO Note in shares of common stock, at an assumed price per share of $1.00,

         o EXCO were to convert to common stock the full principal amount outstanding under the EXCO Note at maturity, and

         o There were no adjustments to the conversion formula in respect of conversion of the EXCO Note,

then Venus Exploration would issue 10,133,333 shares of its common stock which would represent 47.8% of the common stock outstanding on the record date (including the assumed issuance of the shares to EXCO).

         The issuance of the common stock pursuant to the EXCO Note is being submitted for ratification by the stockholders at the 1999 annual meeting because the rules of the Nasdaq SmallCap Market, upon which market Venus Exploration's outstanding common stock is qualified for trading, require stockholder approval or ratification of the issuance, other than in a public offering, of common stock or securities convertible into common stock at a price less than the greater of book or market value if such common stock has or would have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before such issuance. Because the total number of shares issuable under the EXCO Note is not fixed and may exceed 20% of the voting power outstanding and may be issued at a price less than the greater of book or market value at the time that they are issued, Venus Exploration is seeking stockholder ratification of the issuance of common stock under the EXCO Note.

         In the event that stockholders did not ratify this proposal, Venus Exploration would be forced to either (a) repay immediately $3 million of the principal outstanding under the EXCO Note, or (b) transfer to EXCO approximately 42.9% of Venus Exploration's membership interest in EXUS in exchange for cancellation of $3 million of the indebtedness outstanding under the EXCO Note. In addition, Venus Exploration would not be able to draw the additional $1 million available to be borrowed by it under the EXCO Note. Management believes this outcome would be damaging to Venus Exploration's recovery since management believes that the acquisition of the Jackson Parish Properties provides not only an additional source of cash flow for Venus Exploration but also upside drilling opportunities. In addition, the $1 million draw arrangement under the EXCO Note was made available to fund drilling activity by EXUS to be funded by Venus Exploration or a public or private placement of equity securities by Venus Exploration. This is an asset that we will forfeit if stockholder approval of this proposal is not obtained.

POTENTIAL ANTI-TAKEOVER EFFECTS OF CONVERTIBILITY

         If the stockholders approve this proposal, up to 4,347,200 additional shares of common stock would be issuable by Venus Exploration that would otherwise be issuable for other purposes if stockholder approval were not obtained. If the additional shares of common stock are issued to EXCO, EXCO could beneficially own in the aggregate 47.8% of the common stock of Venus Exploration as of July 1, 2004. Therefore, the issuance of these shares of common stock to EXCO, concentrating ownership of Venus Exploration in the hands of one entity, could have the effect of delaying, discouraging or making more difficult changes in control of Venus Exploration, including tender offers or takeover attempts that some stockholders might consider to be in their best interests. In addition, EXCO would be able to control the election of all directors to Venus Exploration's Board of Directors as well as the outcome of any other proposal put before stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE CONTINGENT ISSUANCE OF UP TO 10,133,333 SHARES OF VENUS EXPLORATION'S COMMON STOCK UPON THE CONVERSION OF THE EXCO NOTE.


                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders, in accordance with Rule 14a-8 of the proxy rules of the Securities and Exchange Commission, must be received by Venus Exploration at its principal executive offices on or before January 15, 2000, to be eligible for inclusion in its proxy statement and proxy relating to that meeting. At the 2000 annual meeting, management proxies will have discretionary authority to vote on stockholder proposals that are not submitted for inclusion in the proxy statement unless received by Venus Exploration before January 15, 2000.


              INCORPORATION BY REFERENCE OF CERTAIN FINANCIAL DATA


         Incorporated by reference into this proxy statement are the financial data and other information described below. These data and other information are incorporated from the following documents prepared by Venus Exploration:

         o Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended;
         o Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, as amended;
         o Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, as amended;
         o Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, as amended; and
         o        Current Report on Form 8-K dated June 30, 1999, as amended.



         Those financial data and other information contained in the Form 10-K are a part of the Annual Report to Stockholders delivered to you with this proxy statement. The quarterly reports on Forms 10-Q and the current report on Form 8-K are being delivered to you with this proxy statement. Since they are incorporated into this proxy statement, they should also be considered to be a part of the proxy statement.



         The following data and information are incorporated:

         o        Item 8 (in 10-K)          Financial Statements and
                  Item 1 (in 10-Q)          Supplementary Data

         o        Item 7 (in 10-K)          Management's Discussion and Analysis
                  Item 2 (in 10-Q)          of Financial Condition and Results
                                            of Operations

         o        Item 9. (in 10-K)         Changes In, and Disagreements With,
                  Item 1 (in 10-Q)          Accountants on Accounting and
                                            Financial Disclosure

         o        Item 7A (in 10-K)         Quantitative and Qualitative
                  Item 3 (in 10-Q)          Disclosures About Market Risk


                                 OTHER BUSINESS


         Management does not presently know of any matters that may be presented for action at the 1999 annual meeting other than those set forth herein. However, if any other matters properly come before the 1999 annual meeting, it is the intention of the persons named in the proxies solicited by management to exercise their discretionary authority to vote the shares represented by all effective proxies on such matters in accordance with their best judgment.


         Please fill in, date and sign the enclosed proxy card and return it promptly in the enclosed return envelope, which requires no additional postage if mailed in the United States.

         The Annual Report to Stockholders, which includes Venus Exploration's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended, is enclosed. The Annual Report does not form any part of the material for the solicitation of proxies.

                                          By Order of the Board of Directors,



                                          EUGENE L. AMES, JR.
                                          Chairman and Chief Executive Officer


December 20, 1999

                                   APPENDIX A



         Attached are the audited and unaudited financial statements for the Jackson Parish Properties and the pro forma financial statements showing the pro forma effect of this acquisition for the periods presented.

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Venus Exploration, Inc.

We have audited the accompanying statements of operating revenues and direct operating expenses of the Jackson Parish Properties (as defined in Note 1 to the accompanying statements) acquired by Venus Exploration, Inc. for the years ended December 31, 1996, 1997 and 1998. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements of operating revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operating revenues and direct operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe our audits provide a reasonable basis for our opinion.

The accompanying statements of operating revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenues and expenses of the Jackson Parish Properties.

In our opinion, the statements of operating revenues and direct operating expenses referred to above present fairly, in all material respects, the results of operations of the share of the Jackson Parish Properties acquired by Venus Exploration, Inc. for the years ended December 31, 1996, 1997, and 1998 in conformity with generally accepted accounting principles.


                                                     /s/ ERNST & YOUNG LLP


                                                     ERNST & YOUNG LLP
Dallas, Texas
August 17, 1999

                            JACKSON PARISH PROPERTIES

                        STATEMENTS OF OPERATING REVENUES
                          AND DIRECT OPERATING EXPENSES
                                 (In thousands)


                                                                                                             SIX MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,                     JUNE 30,
                                                            ----------------------------------------     -------------------------
                                                               1996           1997           1998           1998           1999
                                                            ----------     ----------     ----------     ----------     ----------
                                                                                                                 (Unaudited)
Oil and natural gas sales .............................     $    7,248     $    7,310     $    5,624     $    3,084     $    2,162
Direct operating expenses .............................            582            930          1,044            446            392
                                                            ----------     ----------     ----------     ----------     ----------
Excess of revenues over direct  operating expenses ....     $    6,666     $    6,380     $    4,580     $    2,638     $    1,770
                                                            ==========     ==========     ==========     ==========     ==========

See accompanying notes.

                           JACKSON PARISH PROPERTIES

                   NOTES TO STATEMENTS OF OPERATING REVENUES
                         AND DIRECT OPERATING EXPENSES


1. Basis of Presentation

       On June 30, 1999, EXUS Energy, LLC, a Delaware limited liability company
(EXUS), owned 50% by Venus Exploration, Inc. (Venus), and 50% by EXCO Resources, Inc. (EXCO) completed the acquisition from Apache Corporation of certain oil and natural gas properties located in Jackson Parish, Louisiana (the Jackson Parish Properties). The Jackson Parish Properties include 17 gross (14.25 net) producing wells. EXCO is the named operator of the Jackson Parish Properties and assumed operations of all 17 wells acquired in the transaction. The Jackson Parish Properties include 6,411 gross (5,672 net) developed acres and 1,532 gross (1,148 net) undeveloped acres. The purchase price, before closing adjustments, was approximately $28.5 million, and after adjustments was $27.6 million cash.

       EXUS funded the acquisition with $14 million drawn under a new credit facility it established with NationsBank, N.A., and $14 million of EXUS equity capital which consisted of $7 million cash contributions each by Venus and EXCO. Venus' capital was funded by a $7 million convertible promissory note in favor of EXCO dated June 30, 1999.

       The accompanying statement of operating revenues and direct operating expenses is for the total interests in the Jackson Parish Properties that were acquired by EXUS. Venus will have a 50% equity interest in these properties through its 50% equity interest in EXUS. Presentation of complete historical financial statements for the years ended December 31, 1996, 1997, and 1998 is not practicable because the Jackson Parish Properties were not accounted for as a separate entity by Apache; and therefore, such statements are not available. The operating revenues and direct operating expenses for the periods presented may not be representative of future operations.

       Revenues in the accompanying statements of operating revenues and direct operating expenses are recognized on the entitlement method. Direct operating expenses are recognized on an accrual basis.

       In management's opinion, the accompanying interim statements contain all adjustments (consisting solely of normal recurring accruals) necessary to present fairly the consolidated interest acquired by EXUS in the operating revenues and direct operating expenses of the Jackson Parish Properties for the six month periods ended June 30, 1998 and 1999.

       The results of operations for the six months ended June 30, 1999, are not necessarily indicative of the results expected for the full year.

2. SUPPLEMENTAL OIL AND NATURAL GAS RESERVE AND STANDARDIZED MEASURE INFORMATION (UNAUDITED)

OIL AND NATURAL GAS OPERATIONS

       During the years ended December 31, 1996, 1997, and 1998 the development costs incurred for the interest acquired by EXUS were $4.0 million, $4.8 million and $50,000, respectively. No exploration or incremental general and administrative costs were incurred.

RESERVE QUANTITY INFORMATION

       The following table presents EXUS' estimate of the proved oil and natural gas reserves as of December 31, 1998. All reserves are located in the United States. Venus emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and natural gas properties. Accordingly, the estimates are expected to change as future information becomes available.


                                                                              Oil (Mbbls)       Gas (Mmcf)           Mboe*
                                                                              -----------       -----------       -----------
Proved  Reserves .....................................................                 2            69,558            11,596
                                                                              ===========       ===========       ===========
Proved  developed  reserves ..........................................                 2            43,432             7,240
                                                                              ===========       ===========       ===========

------------------

* Mboe - Thousand barrels of oil equivalent calculated 6 Mmcf of natural gas to 1 Mbbl of oil.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

       The Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves ("Standardized Measure") is a disclosure requirement under Statement of Financial Accounting Standards No. 69. The Standardized Measure does not purport to be, nor should it be interpreted to present, the fair value of the oil and natural gas reserves of the Jackson Parish Properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions.

       Under the Standardized Measure, future cash flows are estimated by applying year-end prices, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash flows are reduced by estimated future production costs, based on period-end costs, and projected future development costs to determine net cash inflows. The Jackson Parish Properties are not a separate tax paying entity. Accordingly, the Standardized Measure for the Jackson Parish Properties is presented before deduction of income taxes. Future net cash flows are discounted using a 10% annual discount rate to arrive at the Standardized Measure.

       The Standardized Measure of discounted future net cash flows relating to proved oil and natural gas reserves of EXUS at December 31, 1998 follows (in thousands):


Future cash inflows .............................................          $  136,362

Future production costs .........................................              42,846

Future development costs ........................................              15,872
                                                                           ----------

Future net cash flows ...........................................              77,644

Discount of future net cash flows at 10% per annum ..............              52,268
                                                                           ----------

Discounted future net cash flows before income taxes ............          $   25,376
                                                                           ==========

       The future cash flows shown above include amounts attributable to non-producing reserves requiring approximately $15.8 million of future development costs. If these reserves are not developed, the Standard Measure of discounted future net cash flows as of December 31, 1998, shown above would be reduced significantly.

       Estimates of economically recoverable oil and natural gas reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree speculative and may vary considerably from actual results. Therefore, actual production, revenues, taxes, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of natural gas and oil may differ materially from the amounts estimated.

       The weighted average prices of oil and natural gas at December 31, 1998 used in the calculation of the Standardized Measure were $9.75 per barrel and $1.96 per Mcf, respectively.

                             VENUS EXPLORATION, INC.

                     PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)


       As discussed in Item 2. Acquisition or Disposition of Assets, of Venus' Form 8-K filed on July 15, 1999 dated June 30, 1999, EXUS Energy, LLC (EXUS), a Delaware limited liability company, owned 50% by Venus Exploration, Inc. (Venus) and 50% by EXCO Resources, Inc. (EXCO) completed the acquisition of the Jackson Parish Properties on June 30, 1999. The acquisition was funded through borrowings made under the EXUS credit facility with NationsBank, N.A. (the Borrowings), and capital contributions made by the Company and EXCO. Venus' capital contribution was funded by a $7 million loan from EXCO.

       The accompanying pro forma combined financial statements are based on the historical financial statements of Venus for the year ended December 31, 1998, and the six months ended June 30, 1999. The pro forma combined financial statements are also based, in part, on Venus' share of the historical net income of the Jackson Parish Properties acquired by EXUS on June 30, 1999, reduced by the operating revenues and direct operating expenses of properties sold by Venus in early 1999. On January 27, 1999, Venus sold its interests in oil and gas properties located in the state of West Virginia (West Virginia Properties) and on February 12, 1999, Venus sold its interests in oil and gas properties located in Freestone County, Texas (H. E. White Unit). The statements of operating revenues and direct operating expenses of the Jackson Parish Properties are included elsewhere herein. The Company's investment in EXUS has been accounted for under the equity method.

       The Pro Forma Combined Statement of Operations for the year ended December 31, 1998, and the six months ended June 30, 1999, have been prepared assuming the acquisition of the Jackson Parish Properties by EXUS and the related borrowings, and the sale of the West Virginia Properties and the H. E. White Unit had been consummated on January 1, 1998.

       The pro forma adjustments are based upon available information and assumptions that management of Venus believes are reasonable. The pro forma combined condensed financial statements do not purport to represent the financial position or results of operations of Venus which would have occurred had such transactions been consummated on the dates indicated or Venus' financial position or results of operations for any future date or period.

                             VENUS EXPLORATION, INC
                   PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                                   (UNAUDITED)


                                                      DISPOSITION OF
                                                        PROPERTIES
                                                     -----------------      VENUS
                                                     WEST VIRGINIA AND     SHARES OF
                                         VENUS        H.E. WHITE UNIT        EXUS         PRO FORMA         PRO FORMA
                                       HISTORICAL       HISTORICAL        HISTORICAL     ADJUSTMENTS        COMBINED
                                       ----------    -----------------    ----------     -----------        ---------
                                                          (In thousands, except per share amounts)
OIL AND GAS REVENUES                    $  2,805         $   (431)         $     --       $     --          $  2,374
                                        --------         --------          --------       --------          --------
COST OF OPERATIONS:
   Production expense                      1,610             (218)               --             --             1,392
   Exploration expense,
        including dry holes                1,261               --                --             --             1,261
   Impairment of oil and
        gas properties                     2,803             (374)               --             --             2,429
   Depletion, depreciation and
        Amortization                       1,775             (164)               --             --             1,611
   General and administrative              3,174               --                --             --             3,174
                                        --------         --------          --------       --------          --------
                Total expenses            10,623             (756)               --             --             9,867
                                        --------         --------          --------       --------          --------
Operating profit (loss)                   (7,818)             325                --             --            (7,493)
                                        --------         --------          --------       --------          --------
OTHER INCOME (EXPENSE):

      Interest expense                      (568)              --                --           (692)(2)(3)     (1,260)
      Gain on sale of properties              30               --                --             --                30
      Equity in earnings of EXUS
           Energy, LLC                        --               --             2,290         (1,406)(4)           884
      Interest income and other               32               --                --             --                32
                                        --------         --------          --------       --------          --------
                                            (506)              --             2,290         (2,098)             (314)
                                        --------         --------          --------       --------          --------
           Net income (loss) before
                Extraordinary item      $ (8,324)        $    325          $  2,290       $ (2,098)         $ (7,807)
                                        ========         ========          ========       ========          ========
Basic and diluted loss per
    share before extraordinary
    Item                                $   (.84)                                                           $   (.79)
                                        ========                                                            ========
Common shares and equivalents
   outstanding, basic and diluted          9,934                                                               9,934
                                        ========                                                            ========

                             VENUS EXPLORATION, INC
                   PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                            YEAR ENDED JUNE 30, 1999
                                   (UNAUDITED)


                                                      DISPOSITION OF
                                                        PROPERTIES
                                                     -----------------      VENUS
                                                     WEST VIRGINIA AND     SHARES OF
                                         VENUS        H.E. WHITE UNIT        EXUS         PRO FORMA         PRO FORMA
                                       HISTORICAL       HISTORICAL        HISTORICAL     ADJUSTMENTS        COMBINED
                                       ----------    -----------------    ----------     -----------        ---------
                                                          (In thousands, except per share amounts)
OIL AND GAS REVENUES                    $    819         $    (37)         $     --       $     --          $    782
                                        --------         --------          --------       --------          --------
COST OF OPERATIONS:
   Production expense                        413                1                --             --               414
   Exploration expense,
        Including dry holes                  361               --                --             --               361
   Impairment of oil and
        Gas properties                        --               --                --             --                --
   Depletion, depreciation and
        Amortization                         273               --                --             --               273
   General and administrative              1,069               --                --             --             1,069
                                        --------         --------          --------       --------          --------
                Total expenses
                                           2,116                1                --             --             2,117
                                        --------         --------          --------       --------          --------

Operating profit (loss)                   (1,297)             (38)               --             --            (1,335)
                                        --------         --------          --------       --------          --------

OTHER INCOME (EXPENSE):

      Interest expense                      (220)              --                --           (407)(2)(3)       (627)
      Gain on sale of properties             804               --                --           (785)(1)            19
      Equity in earnings of EXUS
           Energy, LLC                        --               --               885           (624)(4)           261
      Interest income and other                8               --                --             --                 8
                                        --------         --------          --------       --------          --------
                                             592               --               885         (1,816)             (339)
                                        --------         --------          --------       --------          --------
           Net income (loss)            $   (705)        $    (38)         $    885       $ (1,816)         $ (1,674)
                                        ========         ========          ========       ========          ========

Basic and diluted loss per share        $  (0.06)                                                           $  (0.15)
                                        ========                                                            ========

Common shares and equivalents
   Outstanding, basic and diluted         10,982                                                              10,982
                                        ========                                                            ========

                             VENUS EXPLORATION, INC.

                          NOTES TO UNAUDITED PRO FORMA
                          COMBINED FINANCIAL STATEMENTS


A.        PRO FORMA ADJUSTMENTS FOR THE SALE OF WEST VIRGINIA PROPERTIES AND H.
          E. WHITE UNIT

     The accompanying unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1998 and the six months ended June 30, 1999 have been prepared as if the sale of the West Virginia Properties and H. E. White Unit had been consummated on January 1, 1998 and reflect the following adjustments:

     (1) To eliminate gain on sale of the West Virginia Properties and H. E. White Unit.

     (2) To reduce interest expense due to the reduction in the note retired by the sale of the West Virginia Properties and H. E. White Unit. Interest expense was reduced by $148,000 in 1998 and $13,000 in 1999.


B.        PRO FORMA ADJUSTMENTS FOR INVESTMENT IN EXUS


     The accompanying unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1998 and the six months ended June 30, 1999 have been prepared as if EXUS' acquisition of the Jackson Parish Properties and the related borrowings had been consummated on January 1, 1998 and reflects the following adjustments:

     (3) To record EXUS pro forma adjustments as follows: record interest expense on the borrowing of $7.0 million, based on a 12% per annum interest rate. Under the EXCO note the interest rate for the first year is 10%, for the second year, 11% for the third year, 12% for the fourth year, 13%; and for the fifth year, 14%. In accordance with Emerging Issues Task Force (EITF) 86-15, the Company will record interest expense based on the interest method. The average interest rate over the term of the EXCO note is 12%. Interest expense of $840,000 is included in 1998 and $420,000 in 1999.

     (4) To record adjustments required to appropriately reflect the Company's share of the net income of EXUS is as follows:

                                                                 Twelve Months             Six Months
                                                                    Ended                    Ended
                                                               December 31, 1998          June 30, 1999
                                                               -----------------        -----------------
Nations Bank revolving credit facility, 6.8% per
Annum                                                          $         476,000        $         238,000

Amortization of deferred financial costs                                  12,000                    6,000

Depreciation, depletion and amortization                                 918,000                  380,000
                                                               -----------------        -----------------
Equity in Earnings of EXUS                                     $       1,406,000        $         624,000
                                                               =================        =================

       Total deferred financing costs of $36,000 are being amortized over three years, the term of the note.

The Company's investment in EXUS has been accounted for under the equity method.

                             VENUS EXPLORATION, INC.

                          NOTES TO UNAUDITED PRO FORMA
                          COMBINED FINANCIAL STATEMENTS

C. INCOME TAXES


       No adjustment to income tax expense or benefit has been reflected in the unaudited pro forma statements of Operations due to the net operating losses and the uncertainty of realizing deferred tax benefits.


D. PRO FORMA COMBINED SUPPLEMENTAL OIL AND NATURAL GAS RESERVE AND STANDARDIZED MEASURE INFORMATION

RESERVE QUANTITY INFORMATION

       The following table presents Venus' estimate of the pro forma combined proved oil and natural gas reserves of Venus after giving effect to the sale of the West Virginia Properties and the H.E. White Unit and Venus' share of its equity investment in EXUS. Separately presented is Venus' share of its 50% equity interest in EXUS. All reserves are located in the United States. Venus emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and natural gas properties. Accordingly, the estimates are expected to change as future information becomes available.


                                                                     OIL (MBBLS)        GAS (MMCF)            MBOE*
Proved reserves ............................................                707              5,158              1,567
                                                                    ===========        ===========        ===========
Proved developed reserves ..................................                467              3,681              1,082
                                                                    ===========        ===========        ===========
Company's proportional interest in proved reserves of
Jackson Parish Properties accounted for by the equity
method .....................................................                  1             34,779              5,798
                                                                    ===========        ===========        ===========

-----------

* Mboe - Thousand barrels of oil equivalent by converting 6 Mmcf of natural gas to 1 Mbbl of oil.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND NATURAL GAS RESERVES

       The Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves ("Standardized Measure") is a disclosure requirement under Statement of Financial Accounting Standards No. 69. The Standardized Measure does not purport to be, nor should it be interpreted to present, the fair value of Venus' oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions.

       Under the Standardized Measure, future cash flows are estimated by applying year-end prices, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production costs, based on period-end costs, and projected future development costs to determine pre-tax cash inflows. Future income taxes are computed by applying the statutory rate (based on the current tax law adjusted for permanent differences and tax credits) to the excess of pre-tax net cash flows over Venus' income tax basis of its oil and natural gas properties and giving effect to net operating loss carryforwards, tax credits and allowances relating to such properties. Future net cash flows are discounted using a 10% annual discount rate to arrive at the Standardized Measure.

                             VENUS EXPLORATION, INC.

                          NOTES TO UNAUDITED PRO FORMA
                          COMBINED FINANCIAL STATEMENTS

       The pro forma Standardized Measure of discounted future net cash flows relating to Venus' proved oil and natural gas reserves at December 31, 1998, follows (in thousands):



Future cash inflows .............................................        $   18,941
Future production costs .........................................             7,084
Future development costs ........................................             1,506
Future net cash flows ...........................................            10,351
Discount of future net cash flows at 10% per annum ..............             4,725
                                                                         ----------
Pro forma Standardized Measure of discounted future net
cash flows ......................................................        $    5,626
                                                                         ==========
Company's share of equity method EXUS standardized
measure of discounted future net cash
flows ...........................................................        $   10,756
                                                                         ==========


       The future cash flows shown above include amounts attributable to non-producing reserves requiring approximately $1.5 million of future development costs attributable to Venus' reserves and $7.9 million attributable to Venus' share of its interest in EXUS. . If these reserves are not developed, the Standardized Measure of discounted future net cash flows as of December 31, 1998, shown above would be reduced significantly.

       Estimates of economically recoverable oil and natural gas reserves and of future net reserves are based upon a number of variable factors and assumptions, all of which are to some degree speculative and may vary considerably from actual results. Therefore, actual production, revenues, taxes, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of oil and natural gas may differ materially from the amounts estimated.


       The weighted average prices of oil and natural gas at December 31, 1998 used in the calculation of the Standardized Measure were $10.31 per barrel and $2.26 per Mcf, respectively, and $9.75 per barrel and $2.00 per Mcf for the EXUS Properties.

                            VENUS EXPLORATION, INC.
         PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON DECEMBER 31, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Eugene L. Ames, Jr., and John Y. Ames or each of them as shall be in attendance at the Annual Meeting, as proxy or proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Venus Exploration, Inc., to be held on December 31, 1999, and at any adjournment thereof, and to vote as specified on this Proxy the number of shares of Common Stock of Venus Exploration, Inc., the undersigned would be entitled to vote if personally present upon the matters referred to below and in their discretion upon any other business as may properly come before the Annual Meeting.

          IF NOT MARKED TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR
                             PROPOSALS 1, 2 AND 3.

             PLEASE MARK YOUR VOTE IN THE OVAL ( ) IN THE FOLLOWING
                           MANNER USING DARK INK ONLY

           THE BOARD OF DIRECTORS PROPOSES AND RECOMMENDS A VOTE FOR
                             PROPOSALS 1, 2 AND 3.

                                                                      (To withhold authority to vote for any individual nominee
                                                                    strike a line through the nominee's name to the left and fill in the "For All Except" oval.)

                                                                                                                  FOR ALL
1. ELECTION OF SEVEN DIRECTORS - Nominees: Eugene L.                       FOR         AGAINST      ABSTAIN       EXCEPT
   Ames, Jr., John Y. Ames, Martin A. Bell, J.C. Anderson, James W.        ( )          ( )           ( )           ( )
   Gorman, Michael E. Little, Jere W. McKenny and John H. Pinkerton.

2. RATIFY SELECTION OF KPMG PEAT MARWICK LLP as                            FOR         AGAINST      ABSTAIN
   independent auditors for the fiscal year ending December 31, 1999.      ( )          ( )           ( )

3. RATIFY THE POSSIBLE ISSUANCE OF 10,133,333 SHARES OF COMMON STOCK upon the conversion of a convertible promissory note issued to EXCO Resources, Inc.



                                                                                          shares
                    ---------------------------------               ---------------------
                             (Name of Owner)                         (Number of shares)





                                                            By:
                                                                -------------------------------------------------------------------
                                                                                               , its
                                                                -------------------------------      ------------------------------
                                                                       (Printed Name)                           (Office)

                                                            Signature(s) of holders of Common Stock should agree with the name(s)
                                                            shown on this Proxy. For joint accounts, both owners should sign.


                                                            Dated:                   , 1999
                                                                     ----------------

                            VENUS EXPLORATION, INC.
                                   Suite 1000
                               1250 N.E. Loop 410
                            San Antonio, Texas 78209
                               Phone: 210/930-4900
                                Fax: 210/930-4901

                        NASDAQ SmallCap Market(TM): VENXC